SECOND Amendment

to

CONVERTIBLE SECURED TERM NOTE

This Second Amendment to Convertible Secured Term Note (this “Amendment”) is entered into this 11th day of June, 2018, by Bone Biologics Corporation, a Delaware corporation (“Maker”), and Hankey Capital, LLC, a California limited liability company (“Payee”).

Recitals

A.         The Maker issued that certain Convertible Secured Term Note, dated as of May 4, 2015 (as amended by that certain First Amendment to Convertible Secured Term Note, dated February 10, 2016, the “Note”) in the aggregate principal amount of $2,000,000 to the Payee.

B.         The Maker and the Payee desire to amend the Conversion Price of the Note as set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.         Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Note.

2.         Amendments to Note.

2.1 Section 3.5 Conversion. Section 3.5 is amended in its entirety and replaced with the following:

“3.5 Conversion. Prior to the Maturity Date, Payee shall have the option to convert all or a portion of the outstanding principal under this Note into common stock of Maker (each a “Conversion”) at a price per share equal to One Dollar ($1.00) (the “Conversion Price”). The Conversion Price and the number of shares issuable upon a Conversion shall be subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and etc. Upon Payee’s election to make a Conversion, Payee shall credit the principal amount of the Note which is converted against the outstanding principal balance of the Loan dollar-for-dollar. Upon any Conversion, Payee shall return Securities Collateral to Maker in the amount necessary, if any, to cause the LTV Ratio as of the date of such Conversion to be not less than the Maximum Ratio. Upon Maker’s receipt of any such returned Securities Collateral, Maker shall cause all such Securities Collateral to be cancelled. Maker and Payee acknowledge and agree that any reduction of the outstanding principal under this Note pursuant to any Conversion shall be a dollar-for-dollar repayment of such principal indebtedness for value given and shall not be a cancellation, forgiveness, or other termination of such principal indebtedness, in whole or in part.”

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2.2 Section 9.3 Securities Collateral and LTV Ratio. Section 9.3 is amended by deleting the date of the Reconciliation Day and replacing it with the date that this Amendment becomes effective for all purposes thereunder.

3.          Effective Date. This Amendment shall become effective on the closing of the offering described in that certain Private Placement Memorandum relating to the issuance and sale of approximately $3,869,979 in common stock and $2,000,000 in convertible notes.

4.         No Other Amendments. No other amendments are made to the Note.

5.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.         Headings. The headings and captions in this Amendment are for convenience only and in no way define or describe the scope of content of any provision of this Amendment.

7.         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows.]

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

Maker:

BONE BIOLOGICS CORPORATION

By:
Name:
Title:

HANKEY CAPITAL, LLC

By:
Name:
Title: